Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-284676 on Form N-2 of Oaktree Asset-Backed Income Fund Inc. of our report dated June 24, 2025, relating to the financial statements of Oaktree Asset-Backed Income Fund Inc. as of and for the period from June 6, 2025 (commencement of operations) to June 18, 2025, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 22, 2025